Exhibit 10.1

Execution Copy

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND CLINICAL SUPPLY AGREEMENT

by and between

PARI PHARMA GMBH

and

ProQR THERAPEUTICS N.V.

OCTOBER 8, 2014

Execution Copy

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND CLINICAL SUPPLY AGREEMENT

THIS LICENSE AND CLINICAL SUPPLY AGREEMENT (“Agreement”) is effective as of October 8, 2014 (the “Effective Date”), and is by and between PARI PHARMA GMBH, a German corporation having its principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and PROQR THERAPEUTICS N.V., a company organized under the laws of the Netherlands, having its corporate seat at Leiden and its offices at Darwinweg 24, 2333 CR Leiden, the Netherlands (“ProQR”). PARI and ProQR are individually a “Party” or collectively “Parties.”

RECITALS

WHEREAS, PARI is the owner of all right, title and interest in or otherwise has the right to license certain Patents and Information (including Know-How) related to the Device and any Accessory (each as hereinafter defined);

WHEREAS, ProQR is engaged in the development and subsequent commercialization of its proprietary antisense oligonucleotide QR-010 a treatment for cystic fibrosis; and

WHEREAS, PARI desires to grant, and ProQR desires to accept, the License (as hereinafter defined) to develop and commercialize the Drug Product for delivery via the Device in the Field in the Territory on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual covenants of the Parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accessor(y)(ies)” shall mean any accessory as set forth on Schedule D and subsequently designated by PARI and agreed to in writing by ProQR that is provided to patients separately from, but intended to be utilized with, the Device.

“Accessory Patent(s)” shall mean any Patent which is owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful to Exploit any Accessory.

“Accessory Know-How” shall mean any Know-How related to the Accessories or Accessory Patents which is necessary or useful to Exploit any Accessory in the Territory and owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term, including the PARI Technology, if any.

“Action” shall have the meaning as set forth in Section 9.3.

“Additional Specifications” shall have the meaning set forth in Section 8.5.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party. For the purposes of this definition, the term “control”, as applied to any person or entity, means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entities, whether by ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Annual Minimum Royalties” shall have the meaning set forth in Section 4.3.

“Claim” means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, or Proceeding.

“Combination Product” shall mean a product comprising Drug Product and Device which is approved by a Regulatory Authority in a single application (i.e. the Device will not be separately approved or cleared, as the case may be, by the respective Regulatory Authority but as part of the Drug Product application for Regulatory Approval).

“Combined Product Kit” shall mean any product which is comprised of any bundled combination of the Drug Product and the Device, or the Drug Product and a replacement Handset, including any Accessory, as provided to the patient.

“Commercially Reasonable Efforts” means that level of effort as is customary in the medical device or pharmaceutical industry for carrying out in a sustained manner a particular task or obligation to develop and commercialize medical devices or pharmaceutical products, as the case may be as to the Device or the Drug Product, and, in any event, not less than the same efforts expended by a Party to develop and commercialize a medical device, pharmaceutical product, or a combination thereof, with comparable perceived market potential, comparable regulatory pathways and cost of development.

“Confidential Information” means all confidential and/or proprietary Information of a Party that is disclosed to or becomes known to the other Party under this Agreement or through activities carried out under this Agreement, which may include without limitation specifications, Know-How, trade secrets, legal information, technical information, drawings, designs, models, prices and pricing policies, marketing practices, customer lists, business information, regulatory strategies, inventions, discoveries, methods, procedures, source code, object code, databases, data structures, pseudocode, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.

“Device” shall mean PARI’s eFlow Technology Nebulizer, and any changes and Improvements thereto arising pursuant to the terms and conditions of this Agreement, including, without limitation, Sections 3, 5 and 6, that is customized and intended for use in administering the Drug Product. The specifications of the Device, as of the Effective Date, are as set forth on Schedule A attached hereto and incorporated by reference herein. The Parties acknowledge and agree that the Device is intended (i) to be used solely with the Drug Product, and (ii) to have a filling specification for the manufacture thereof greater than 0.50 ml.

“Device Price” shall have the meaning set forth in Section 8.3.1.

“Dispute” shall have the meaning set forth in Section 12.1.

“Drug Product” means ProQR’s proprietary oligonucleotide QR-010 or any other oligonucleotide targeting a nucleic acid coding a dF508 mutated CFTR activity in a pharmaceutical composition for inhalation. For the avoidance of doubt, only one Drug Product will be developed under this Agreement (subject to Section 2.6).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Effective Date” shall have the meaning set forth in the introduction.

“eFlow Technology Nebulizer” shall mean a Nebulizer proprietary to PARI or its Affiliates with an open reservoir that is based on a perforated vibrating membrane technology and includes a mixing chamber and valve system.

“Encumbrance” means in the Field within the Territory any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Europe” means all countries that are members of the European Union during the Term plus Iceland, Liechtenstein, Norway, Switzerland and Turkey.

“Exclusive” means that (i), subject to the terms and conditions of this Agreement and during the Royalty Term, neither PARI nor any of its Affiliates shall itself Exploit or license or grant rights to or otherwise affirmatively facilitate any third party to Exploit, directly or indirectly, the Device for use with the Drug Product in the Field in the Territory, provided, however, that nothing shall prevent PARI from researching, developing, manufacturing or commercializing medical devices, including existing devices, as a stand-alone device (i.e., independent of any particular drug product) that are not intended by PARI for use within the Field.

“Exploit,” “Exploiting” or “Exploitation” means to use, sell, have sold, offer for sale, market, promote, import, export, display, distribute, perform or otherwise commercialize or dispose of.

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

“Field” means any pulmonary delivery of the Drug Product exclusively via the Device.

“First Commercial Sale” means on a country-by-country basis the date of the first commercial sale of the Drug Product, after Regulatory Approval has been obtained in the respective country by ProQR, any of its Affiliates, or Permitted Sublicensees for end use or consumption.

“GAAP” means (i) with respect to ProQR and calculations to be performed by ProQR, generally accepted accounting principles in the Netherlands or the International Accounting Standard, (ii) with respect to PARI and calculations to be performed by PARI, generally accepted accounting principles in Germany or the International Accounting Standard, and (iii) with respect to a Permitted Sublicensee and calculations to be performed by such Permitted Sublicensee, generally accepted accounting principles in the country where such Permitted Sublicensee has its principal place of business or the International Accounting Standard, in each case of (i), (ii) and (iii) consistently applied by such Party throughout its enterprise.

“Handset” means that individual component of the Device consisting of the handset with aerosol head, including but not limited to all outer packaging and instructions for use accompanying the Handset and any other elements necessary for delivery to the patient.

“Handset Price” shall have the meaning set forth in Section 8.3.2.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“ICC” shall have the meaning set forth in Section 12.2.

“Improvements” means any improvements, discoveries, inventions, developments, enhancements, derivative works, technology, Know-How and other intellectual property, whether or not patentable or protectable.

“IND” means Investigational New Drug Application as defined under the Act, or an equivalent application under any successor law or regulations.

“Information” means information of any type whatsoever, in any tangible or intangible form, including, without limitation, Know-How (including PARI Know-How, Accessory Know-How, and ProQR Know-How, as the case may be), trade secrets, specifications, instructions, or compositions of matter of any type or kind (whether patentable or not patentable), software, algorithms, marketing reports, test data (including without limitation preclinical and clinical test data), analytical and quality control data, other study data, and procedures, in all cases that is owned or controlled by a Party. For the avoidance of doubt, Information includes a Party’s Confidential Information.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Indemnitee” shall have the meaning set forth in Section 9.3.

“Joint Advisory Committee” or “JAC” shall have the meaning set forth in Section 3.2.1.

“Know-How” means any and all technology, know-how, copyrights, trade secrets, trade dress, discoveries, unpatented inventions, practices, expertise, developments, improvements, techniques, methods, test methods, processes, instructions, formulae, drawings and specifications, that are not in the public domain (provided, however, that if it has entered in the public domain as a result of a breach of this Agreement by ProQR, any of its Affiliates or Permitted Sublicensees, or by another third party as a result of a breach its confidentiality obligations to PARI, then it shall still be deemed not to be in the public domain) and whether or not patentable or protectable.

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Regulatory Authority.

“License” means the licensed rights as set forth in Sections 2.1, 2.3 and 2.4 of this Agreement.

“Licensed Intellectual Property” means the PARI Patents, Accessory Patents, PARI Know-How, Accessory Know-How, any PARI Information, and PARI Technology which is necessary or useful to Exploit the Drug Product for exclusive use with the Device in the Field in the Territory, as contemplated by this Agreement.

“MAA” means a marketing authorization application with the European Medicines Agency.

“Major Countries” means Germany, Great Britain, France, Italy, Spain and the United States.

“NDA” means a New Drug Application as defined under the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended or supplemented from time to time, or an equivalent application under any successor law or regulations.

“Nebulizer” means any nebulizer or other device that delivers a formulation in the form of droplets to the airways, such as an eFlow Technology Nebulizer. For the avoidance of doubt, the term “Nebulizer” shall not include any device that delivers a formulation solely or primarily into or via the nose.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Net Sales” means the gross amount received by ProQR, its Affiliates, or any Permitted Sublicensees for sales of the Drug Product for use with Device in the Field in a country in the Territory during the Royalty Term, less the following: (i) normal and customary trade, quantity and/or cash discounts, returns or credits (pertaining to rejections, defects, or recalls of the Drug Product or because of rebates or retroactive price adjustments), allowances, rebates and charge-backs, to the extent actually incurred; (ii) sales taxes, value-added taxes, excise or use taxes, tariffs, duties and customs fees and other taxes, duties or other governmental charges imposed with respect to sales of the Drug Product which are actually paid; and (iii) freight, postage, shipping, insurance and other transportation expenses associated with the Drug Product which are actually paid. All calculations shall be made in accordance with GAAP.

With respect to sales of any Combined Product Kits, Royalties due on Net Sales shall be calculated based on the price of the Combined Product Kit less the Device Price or Handset Price, whichever is bundled in the Combined Product Kit, unless a WAC for the Drug Product exists in a country, in which case Net Sales in that country shall not be less than the WAC of the Drug Product alone.

“Option Drug Product” means any oligonucleotide targeting a nucleic acid coding for CFTR for the treatment of cystic fibrosis patients other than the Drug Product.

“Original Competitors” shall have the meaning set forth in Schedule C.

“PARI Competitor” shall have the meaning set forth in Section 2.3.

“PARI Know-How” means any Know-How, other than the Accessory Know-How, which is necessary or useful to Exploit the Device for exclusive use with the Drug Product in the Field in the Territory and that is owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term, including the PARI Technology, if any.

“PARI Patent(s)” means any Patent, other than the Accessory Patents, which is owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful to Exploit the Device (for exclusive use with the Drug Product) in the Field in the Territory, including the Patents listed on Schedule B and any Patents covering PARI Technology, if any.

“PARI Technology” shall have the meaning set forth in Section 3.4.1(a).

“Patent(s)” means:

(a) patents or patent applications; and

(b) any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, supplementary protection certificates, re-examinations or reissues of such patents or applications, as applicable.

“Permitted Sublicensee” means any third party, that is not a PARI Competitor, with whom ProQR enters into an agreement consistent with this Agreement (including without limitation Section 2.3 hereof) whereby such third party obtains a sublicense to any or all of the rights granted by PARI to ProQR pursuant to this Agreement for the exclusive delivery of the Drug Product with the Device.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Phase 3 Clinical Trial” shall be defined as a human clinical trial of the Drug Product delivered in the Device performed after evidence suggesting effectiveness of the Drug Product delivered in the Device has been obtained pursuant to one or more Phase 2 clinical trials, to be included in that portion of a FDA or Regulatory Authority submission and regulatory approval process that provides for the continued clinical trials of the Drug Product and Device in sufficient numbers of human patients to confirm with statistical significance the safety and efficacy of the Drug Product delivered in the Device sufficient to support a regulatory approval for the proposed indication, as more fully described in 21 C.F.R. 312.21(c) or similar Law in an applicable jurisdiction.

“Proceeding” means any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

“Product” shall mean (i) the Drug Product; (ii) the Device; (iii) any Accessory; and (iv) any Improvement to the Drug Product, the Device, or any Accessory during the Term.

“Product-Specific Infringement” shall have the meaning set forth in Section 5.2.1.

“Proof of Concept Clinical Trial” shall mean a clinical trial conducted in patients designed to primarily evaluate the efficacy of the Drug Product.

“ProQR Data” shall have the meaning set forth in Section 3.4.1(c)(iii).

“ProQR Representatives” shall have the meaning set forth in Section 8.8(b).

“ProQR Technology” shall have the meaning set forth in Section 3.4.1(b).

“Regulatory Activities” means any and all actions reasonably necessary or required to obtain or maintain the Regulatory Approvals, including, without limitation, the design and conduct of clinical trials as necessary.

“Regulatory Approval” means with respect to the Device, any Accessory, the Drug Product or any Improvements to the foregoing, any approval required by a Regulatory Authority in the Territory to Exploit such Device, Accessory, Drug Product or Improvements to the foregoing.

“Regulatory Authority” shall mean any governmental authority, administrative agency or commission of any country, state, county, city or other political subdivision in the Territory.

“Royalty” shall have the meaning set forth in Section 4.2.

“Royalty Term” means, on a country-by-country basis in the Territory, the period of time from the Effective Date through the later of (i) the date of the expiration of the last Valid Claim included in the PARI Patents claiming a part of the Device; or (ii) in the absence of a Valid Claim in a country, fifteen (15) years after the First Commercial Sale of such Drug Product in such country, provided, and only for as long as, the Device is protected by PARI Know-How.

“Study Protocol” shall have the meaning set forth in Section 8.8(d).

“Sublicense” shall have the meaning set forth in Section 2.3.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Supply Agreement” shall have the meaning set forth in Section 8.1.

“Term” shall have the meaning set forth in Section 10.1.

“Territory” means all countries of the world.

“TTP/PARI Agreement” shall mean that agreement entered into between The Technology Partnership plc and PARI dated March 22, 1999, as amended.

“Trademarks” means the trademarks or service marks of PARI, ProQR or a Permitted Sublicensee, as applicable, appropriate for use on or in connection with the Device which are owned, licensed or otherwise controlled by PARI, ProQR or a Permitted Sublicensee, as applicable, or any of their Affiliates as of the Effective Date or during the Term, which trademarks or service marks shall be agreed to, identified and set forth in the license thereto contained in the Supply Agreement.

“TTP” means The Technology Partnership plc.

“Valid Claim” means an issued claim of an unexpired Patent that shall not have been held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision; or a claim of a pending Patent application, on a country-by-country basis, that shall not have been withdrawn, canceled or disclaimed. On a country-by-country basis, a Patent application pending for more than five (5) years shall not be considered to have any Valid Claim for the purposes of this Agreement unless thereafter a Patent with respect to such Patent application issues with such claim; provided, however, that if in such five (5) year period the applicable governmental agencies have not completed their review of the claims of the pending Patent application, then such five (5) year period shall be extended for a further two (2) year period and if after seven (7) years such Patent application is still pending then such Patent application shall not be considered to have any Valid Claim for the purposes of this Agreement unless thereafter a Patent with respect to such Patent application issues with such claim.

“Wholesale Acquisition Cost (WAC)” means the manufacturer’s published catalogue or list price for a drug product to wholesalers.

“Year of Sales” means any calendar year, commencing with the first year in which the First Commercial Sale occurs.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section” or “Schedule” refer to the specified Section or Schedule of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; and (g) “days” refers to calendar days. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP. All payments due hereunder shall be made in Euros unless otherwise specified.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.	GRANT OF RIGHTS

2.1 License. Subject to the terms and conditions of this Agreement and compliance with the foregoing:

2.1.1 PARI hereby grants to ProQR an Exclusive, sublicensable (in accordance with Sections 2.2 and Section 2.3), transferable (other than to a PARI Competitor and otherwise in accordance with Sections 13.4 and 13.10), Royalty-bearing license under the Licensed Intellectual Property to Exploit the Device (for exclusive use with the Drug Product) in the Field in the Territory; provided, however, that neither ProQR nor any third party acting on ProQR’s behalf (including without limitation a third party manufacturer) that is not approved by PARI in writing shall have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for the Device or any component of any of the foregoing, except as set forth in the Supply Agreement, unless the Drug Product and Device will be regulated as a Combination Product, in which case ProQR will have the right to and be responsible for seeking Regulatory Approvals for both the Drug Product and Device for that relevant country or territory pursuant to Sections 3.1.1(c) and (d).

2.1.2 PARI hereby grants to ProQR a non-exclusive, sublicensable (in accordance with Section 2.2 and Section 2.3), transferable (other than to a PARI Competitor and otherwise in accordance with Sections 13.4 and 13.10), Royalty-free license under the Licensed Intellectual Property to Exploit any Accessory for use exclusively with the Device and the Drug Product in the Field in the Territory, provided, however, that neither ProQR nor any third party acting on ProQR’s behalf (including without limitation a third party manufacturer) that is not approved by PARI in writing shall have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for any Accessory, or any component of any of the foregoing, except as set forth in the Supply Agreement.

2.1.3 The foregoing licenses shall be rendered non-exclusive, irrevocable, fully paid-up and royalty-free upon the expiration of the Royalty Term, on a country-by-country basis.

2.2 TTP/PARI Agreement and Novartis Patent Rights. During the Term, PARI hereby grants to ProQR, on a non-sublicensable and non-transferable basis, (i) an Exclusive sublicense under the TTP/PARI Agreement, and (ii) a non-exclusive sublicense under the Novartis patent rights identified and set forth on Schedule B attached hereto and referred to therein as the “Vibrational Isolation Patent” (“Novartis Patent Rights”), in each case to Exploit the Device for exclusive use with the Drug Product in the Field in the Territory, provided, however, that ProQR shall not have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for the Device, any Accessory, or any component of any of the foregoing, except as set forth in the Supply Agreement, unless the Drug Product and Device will be regulated as a Combination Product, in which case ProQR will have the right to and be responsible for seeking Regulatory Approvals for both the Drug Product and Device for that relevant country or territory pursuant to Sections 3.1.1(c) and (d). In the event ProQR transfers or Sublicenses the License granted in Section 2.1 to a third party, PARI shall upon ProQR’s request directly grant a Sublicense of PARI’s rights under such TTP/PARI Agreement and Novartis Patent Rights to the transferee or Permitted Sublicensee for no additional consideration other than that already due to PARI under this Agreement. Such additional grant, transfer or Sublicense shall be subject to the terms and conditions of this Agreement.

2.3 Right to Sublicense. Subject to the terms and conditions of this Agreement, including Section 2.2 above, and compliance therewith, ProQR shall have the right to grant sublicenses (individually, a “Sublicense”) under the License to third parties; provided that such Sublicenses shall (i) comply and be consistent, in all respects with all the terms of this Agreement, (ii) be for the Drug Product for exclusive use with the Device, (iii) impose on the Permitted Sublicensee the same obligations and restrictions as are imposed on ProQR under this Agreement appropriate for the territory sublicensed,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as stipulated elsewhere in this Agreement, and (iv) not impose any obligations on PARI that are more stringent or different from those obligations on PARI set forth in this Agreement. ProQR shall promptly provide PARI with a copy of any proposed agreement relating to any Sublicense to be granted by ProQR prior to its execution. Each Sublicense and all Sublicense agreements shall require the prior written approval of PARI, such approval not to be unreasonably withheld, conditioned or delayed. In addition, (i) PARI will be named a third party beneficiary under the Sublicense agreements, (ii) this Agreement will be referenced in and attached as an Exhibit to all Sublicense agreements, and (iii) each Sublicense agreement will contain provisions that (a) in the event of a Sublicense becomes a direct license agreement pursuant to Section 10.5.6 and there is a conflict or ambiguity between the provisions of the Sublicense agreement and this Agreement, the provisions of this Agreement shall govern and be binding on the Permitted Sublicensee, (b) PARI shall have the right to enforce the terms and conditions of the Sublicense, (c) the Permitted Sublicensee shall not be permitted to sublicense, transfer or assign the Sublicense, any part thereof or any Sublicense agreement without the prior written consent of PARI, and (d) in the event this Agreement is terminated pursuant to Sections 10.2, 10.3.1, 10.3.2, 10.3.3, 10.3.4 or 10.4 the Sublicense agreement shall automatically terminate. Any Sublicense agreement that does not comply with the provisions of this Section 2.3 shall not be binding on PARI and shall not convert to a direct license under Section 10.5.6. ProQR shall deliver to PARI a copy of any and all executed sublicense agreements promptly after their execution. Any Sublicense shall not relieve ProQR of its obligations to PARI under this Agreement and ProQR shall remain fully responsible for performance of this Agreement notwithstanding any Sublicenses granted by ProQR, and shall cause any Permitted Sublicensees to comply with the applicable terms and conditions of this Agreement. In the event of any breach of the Sublicense, ProQR shall promptly notify PARI of such breach as well as ProQR’s intended response thereto. ProQR shall take all steps, at its own expense, to enforce the terms of such Sublicense against the Permitted Sublicensee, including termination if such breach is not cured within thirty (30) days. If the action taken by ProQR in response to such breach is not satisfactory to PARI, then PARI has the right to take action against the Permitted Sublicensee directly, including, without limitation, immediate termination of the Sublicense, in addition to any rights PARI may otherwise have against ProQR. Notwithstanding anything to the contrary contained in this Agreement, ProQR shall not grant such Sublicense to a PARI Competitor without PARI’s prior written consent. For such purposes a “PARI Competitor” shall mean an entity identified in Schedule C attached hereto. In addition, the provisions of Section 13.10 shall apply.

2.4 Trademark Licenses. PARI agrees to grant ProQR and Permitted Sublicensees a license to certain Trademarks controlled by PARI and related to the Device for no additional consideration as agreed to by the Parties and set forth in the Supply Agreement. ProQR agrees and shall cause its Permitted Sublicensee, in each case if required by any Regulatory Authority or by applicable Law, to grant PARI and its Affiliates a license to certain Trademarks controlled by such parties for no additional consideration as agreed to by the Parties and set forth in the Supply Agreement.

2.5 Right of Reference.

2.5.1 ProQR and its Permitted Sublicensees shall have the right to reference PARI’s relevant or applicable 510(k) applications and other related or corresponding filings with Regulatory Authorities pertaining to the Device or any Accessory, as filed by PARI or its Affiliates with Regulatory Authorities from time to time, as well as obtain from PARI, at ProQR’s or its Permitted Sublicensees’ reasonable written request, extracts of the foregoing, but at all times subject to Section 6 of this Agreement, to the extent necessary for ProQR and/or its Permitted Sublicensees to obtain Regulatory Approval for the Drug Product for use with the Device in the Field in the Territory. PARI may choose to make information available to the FDA or applicable Regulatory Authorities directly (e.g. via a master file for devices) and ProQR shall have the right to reference such documentation for the Exploitation of the Drug Product via the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Device. Notwithstanding anything to the contrary contained in this Section 2.5, PARI shall at no time be required to provide any Information or access to ProQR, its Affiliates, and its Permitted Sublicensees that may violate PARI’s confidentiality obligations with third parties or that would disclose to ProQR, its Affiliates and Permitted Sublicensees any proprietary or Confidential Information of such third party.

2.5.2 PARI and its Affiliates shall have the right to reference ProQR’s, its Affiliates’ and its Permitted Sublicensees’ IND and NDA and other related or corresponding filings with Regulatory Authorities pertaining to the Drug Product, as filed by ProQR, its Affiliates or its Permitted Sublicensees with Regulatory Authorities from time to time, to the extent necessary for PARI and/or its Affiliates to obtain Regulatory Approval for the Device for exclusive use with the Drug Product in the Field in the Territory solely on ProQR’s, its Affiliates’ or its Permitted Sublicensees’ behalf. ProQR, its Affiliates and its Permitted Sublicensees shall provide PARI and its Affiliates with reasonable access to the IND and NDA files and shall, from time to time make available to PARI and its Affiliates copies of such selected portions of such IND and NDA files as they may request (such request may not be unreasonably denied), in each case to the extent necessary for PARI and/or its Affiliates to obtain Regulatory Approval for the Device for exclusive use with the Drug Product in the Field in the Territory.

2.6 Option for Additional Drug Products in the Field.

(a) Subject at all times to ProQR’s compliance with the terms of this Agreement, PARI hereby grants to ProQR (but not to any Permitted Sublicensee), during the Royalty Term, an option to negotiate in good faith an Exclusive, sublicensable (in accordance with Section 2.2 and Section 2.3), transferable (other than to a PARI Competitor and otherwise in accordance with Sections 13.4 and 13.10), Royalty-bearing license under the Licensed Intellectual Property to Exploit one or more Option Drug Products for use exclusively with the Device in the Field in the Territory. In the event that ProQR wishes to exercise its option pursuant to this Section 2.6, then ProQR shall provide written notice thereof to PARI, and the Parties agree to promptly execute an amendment to this Agreement in order to incorporate such Option Drug Product in the definition of Drug Product, or should ProQR so wish, promptly execute a separate agreement identical in all respects to this agreement except for the definition of Drug Product which shall be replaced by the definition of the Option Drug Product in line with the current definition of Drug Product. All other provisions of this Agreement shall remain in full force and effect and apply to the exercised Option Drug Product.

(b) In the event a third party contacts PARI, or if PARI desires to grant to a third party an Exclusive license to Exploit one or more of the Option Drug Products (the “Third Party Option Drug Product License”), PARI shall offer the Third Party Option Drug Product License, on the same terms and conditions as offered by or to such third party, to ProQR (the “Right of First Refusal”). If ProQR notifies PARI in writing within thirty (30) days of its receipt of PARI’s notice that ProQR accepts such terms, the Parties shall enter into an agreement on such terms within thirty (30) days after ProQR’s exercise of the Right of First Refusal. If ProQR does not notify PARI in writing within such thirty (30)-day period that ProQR accepts such terms and exercises the Right of First Refusal, then PARI shall be free to grant the particular Third Party Option Drug Product License on the same terms to such third party, and ProQR shall have no further rights with respect to the particular Option Drug Product, except upon termination or expiration of such Third Party Option Drug Product License, in which case ProQR’s rights in respect of such Option Drug Product shall revive.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	DEVELOPMENT AND COMMERCIALIZATION MATTERS

3.1 General Development and Commercialization Responsibilities.

3.1.1 Development, Manufacturing, and Regulatory Responsibilities.

(a) With respect to the Drug Product, ProQR shall control all Regulatory Activities in accordance with this Section 3.1 and Section 3.3, provided that ProQR shall (i) consult with PARI with respect to the regulatory strategy related to any Device component or any Accessory component and otherwise keep PARI reasonably involved in good faith discussions with respect to such activities, (ii) upon PARI’s request and ProQR’s consent (such consent not to be unreasonably withheld, conditioned or delayed), provide PARI with copies of correspondence received from and to be provided to, Regulatory Authorities to the extent it concerns any Device component or any Accessory component, (iii) consider in good faith all reasonable suggestions and comments provided by PARI with respect to such correspondence and other communications with Regulatory Authorities, and specifically, use Commercially Reasonable Efforts to allow PARI reasonable advance opportunity to comment on those portions of the initial submissions and subsequent amendments with respect to the Regulatory Approvals to the extent related to any Device component or Accessory component, and (iv) use Commercially Reasonable Efforts to respond to all requests for information received from Regulatory Authorities to the extent it concerns any Device component or any Accessory component in a timely and complete manner.

(b) Subject to Sections 3.1.1(c) and (d), PARI shall control all Regulatory Activities relating to the Device or any Accessory as such and shall own all Regulatory Approvals relating to the forgoing, provided that PARI shall (i) consult with ProQR with respect to the regulatory strategy related to any Device component or any Accessory component to the extent it could influence ProQR’s Regulatory Activities with respect to the Drug Product or Combination Product and otherwise keep ProQR reasonably informed about good faith discussions with respect to such activities in such instances, (ii) upon ProQR’s request and PARI’s consent (such consent not to be unreasonably withheld, conditioned or delayed), provide ProQR with copies of correspondence received from and to be provided to, Regulatory Authorities to the extent it concerns any Device component or any Accessory component to the extent it may influence ProQR’s Regulatory Activities with respect to the Drug Product or Combination Product, (iii) consider in good faith all reasonable suggestions and comments provided by ProQR with respect to such correspondence and other communications with Regulatory Authorities, and specifically, use Commercially Reasonable Efforts to allow ProQR reasonable advance opportunity to comment on those portions of the initial submissions and subsequent amendments with respect to the Regulatory Approvals, but in each case only to the extent related to any Device component or Accessory component which may influence ProQR’s Regulatory Activities with respect to the Drug Product or Combination Product, (iv) use Commercially Reasonable Efforts to respond to all requests for information received from Regulatory Authorities to the extent it concerns any Device component or any Accessory component, to the extent it may influence ProQR’s Regulatory Activities with respect to the Drug Product or Combination Product in a timely and complete manner.

(c) The Parties anticipate that the Parties will submit a single application for a Combination Product with the FDA and in such case agree that ProQR shall be responsible for the submission and correspondence with the FDA and managing the regulatory filings and the Regulatory Activities with respect to such single application for a Combination Product, subject to the requirements in Section 3.1.1 (a)(i)-(iv) and provided that PARI shall at all times

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

control the marking, labeling, CE conformity declaration and technical documentation with respect to the Device. In light of ProQR’s taking the lead in FDA correspondence for a Combination Product, PARI will be allowed to attend (part of the) meetings with Regulatory Authorities if the Device will be the subject matter at such (part of the) meeting.

(d) Notwithstanding the foregoing, if a Regulatory Authority requests the filing of a Combination Product: (i) ProQR will support PARI in accommodating such requirement; (ii) PARI will support ProQR in making and prosecuting such filing, including with respect to the preparation, provision and filing of all necessary Device documentation, (iii) PARI will have the right to review, comment upon, and approve (such approval not to be unreasonably withheld) any portion of such filings bearing on the Device prior to such filing; and (iv) the Parties will work in good faith to allow for PARI to implement any necessary changes to the Device or any Accessory accordingly.

(e) PARI shall control all manufacturing activities relating to the Device or any Accessory; provided that PARI shall (i) keep ProQR reasonably informed with respect to such activities, and (ii) not take any action or fail to take any action which would be reasonably likely to have a material adverse effect on the development of the Product and manufacture thereof.

3.1.2 New Features and Design Improvements.

(a) General. Subject to Section 3.4, if PARI develops or obtains rights to an incremental (minor) Improvement to the Device or any Accessory, then PARI shall only incorporate such Improvement therein if (i) PARI is not contractually prohibited from doing so by the agreement under which such Improvement was developed, (ii) PARI generally incorporates such Improvement into the eFlow Technology Nebulizer and/or the Accessory, as applicable, for use in the Field, (iii) it is consistent with the specifications agreed to by the Parties and the applicable regulatory requirements, (iv) it is consistent with the terms of the Supply Agreement, including but not limited to any acceptance criteria contained therein and (v) it does not interfere with ProQR’s regulatory pathway as has been communicated to PARI from time to time prior to any such incorporation. If an Improvement is not an incremental Improvement (e.g., a major Improvement), then PARI shall provide ProQR with an opportunity (to the extent PARI is not contractually prohibited from doing so) to review such Improvement for a period of ninety (90) days from receipt of a detailed description of such Improvement and a plan for development of such Improvement and possible incorporation into the Device or any Accessory for ProQR to determine whether it wishes to have such Improvement incorporated in the Device or Accessory, as applicable, and thereby be incorporated into the Licenses granted pursuant to Section 2.1.1 (with respect to any Improvement to the Device) or Section 2.1.2 (with respect to any improvement to an Accessory), as applicable, and shall be included in the PARI Patents, and as such shall extend the Royalty Term accordingly. If ProQR determines (by giving written notice to PARI) within such ninety (90) day period that it desires to benefit from the Improvement and include the Improvement in the Device or any Accessory, such Improvement shall be automatically included in PARI Know-How and PARI Patents, as applicable, and with respect to any such Improvement to an Accessory, such Accessory shall be automatically included in the Accessory Know-How and Accessory Patents. If ProQR does not give written notice to PARI within the ninety (90) day period of its desire to benefit from the Improvement, ProQR shall be deemed to have rejected the Improvement and PARI shall have no obligation to include the Improvement in the Device or Accessory, as applicable. For the avoidance of doubt, PARI shall incorporate major Improvements only if ProQR shall not have objected in writing to such incorporation on reasonable grounds.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Device Development. The Parties will work together in good faith to customize the Device, if required, for clinical trials and commercialization in accordance with this Agreement. Notwithstanding anything to the contrary contained herein, PARI shall exclusively own and be responsible for the design, development, testing, tooling and manufacturing related to the Device. ProQR may from time to time submit to PARI a written request for modification(s) to the Device or any Accessory. PARI shall consider in good faith such request and respond to ProQR based on the costs involved, contractual obligations and other business factors. Any such requested modification(s) shall be subject to mutual written agreement of the Parties ( “Statement of Work”) and be in accordance with this Agreement. For clarity, costs for the optimization of the Device and all project management and technical support, at the hourly rate of [***] per billable hour, shall be covered by ProQR. Without limiting the foregoing sentence, ProQR will cover all costs for any drug- or patient population specific adaptation or testing, including, but not limited to, human factor and usability testing, aerosol characterization experiments with the Drug Product and the Device, and Device customizations or other services requested by ProQR in writing. PARI shall use Commercially Reasonable Efforts to complete such agreed-upon services in accordance with the timeline(s) set forth in the applicable Statement of Work.

(c) ProQR will reimburse PARI for project management and technical support to support the collaboration and other services requested by ProQR at an hourly rate of [***] pursuant to Statements of Work to be established by the Parties promptly after the Effective Date

(d) ProQR shall pay PARI for all services on a time and materials basis. ProQR shall make payment of such service fees and costs to PARI within thirty (30) days of receipt from PARI of a reasonably detailed invoice summarizing the work performed and expenses incurred. Any undisputed payments or portions thereof due under this Section 3.1.2, which are not paid when due, shall bear interest equal to the base interest rate as reported by the German Federal Bank (Bundesbank; www.bundesbank.de), on the date such payment is due, plus an additional eight percent (8%) per year, calculated on the number of days such payment is delinquent. If such unpaid, undisputed payment is a material default, taking into account the total amounts paid or to be paid over all of the Statements of Work, then PARI may request reasonable assurances that ProQR shall continue to pay ongoing fees and if not received, PARI may suspend further performance of such Statements of Work until such assurances are received or such default is paid. This Section shall not limit other remedies available to PARI under this Agreement. In the event of any conflict between the terms of this Agreement and a Statement of Work, the terms of this Agreement shall control except (i) in the case of pricing, in which case the Statement of Work shall control, or (ii) if the Statement of Work explicitly states that it is modifying a particular provision of this Agreement and such Statement of Work is executed by the Chief Executive Officer of ProQR and the President of PARI.

3.2 Management

3.2.1 Joint Advisory Committee. Promptly after the Effective Date, ProQR and PARI will establish a joint advisory committee (the “Joint Advisory Committee” or “JAC”), comprising an equal number of members chosen by each Party, to oversee, review and coordinate the activities of the Parties under this Agreement, including the development and manufacture of the Product. The JAC shall be responsible for: (a) overseeing the activities of the Parties related to development, regulatory and commercialization matters that would benefit of each other’s input; (b) resolving disputes and disagreements under this Agreement; and (c) undertaking or approving such other matters as are specifically provided for the JAC under this Agreement. JAC

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

may develop a full charter for the Joint Advisory Committee, and obtain written approvals from the CEO or President of the Parties. JAC meetings shall be held as often as the Parties mutually agree are necessary but not less than twice a year and may be by conference call, video conferencing or face-to-face. Written minutes of all meetings will be provided within ten (10) business days of the meeting/teleconference to the members of the JAC.

3.2.2 Decision Making. Decisions that benefit of the input from both parties shall be made through the Joint Advisory Committee. Such decisions shall be made by the members in accordance with the charter referred to in the previous section. As a guiding principle, matters concerning Drug Product or Combination Product (excluding the Device component thereof) shall be decided by ProQR members alone. Matters concerning the Device will be decided by PARI members. Voting members shall be present in person or by other means (e.g., teleconference) at any meeting, with at least one representative from each Party participating in such vote. In the event that the JAC is unable to reach a decision with respect to a particular matter, then either Party may, by written notice to the other, have such matter referred to the President or Chief Executive Officer of each of the Parties, who shall discuss and attempt to resolve such matters to the Parties’ mutual satisfaction within thirty (30) days thereafter. If the Parties are unable to resolve such dispute in accordance with this Section 3.2.2, Section 12.2 of this Agreement shall apply.

3.2.3 Reserved Rights. Notwithstanding the foregoing, however, in the event either Party reasonably determined that a final decision of the JAC pursuant to Section 3.2 will result in a hazardous or unsafe Device or Drug Product, or infringement of a third party’s patent rights, then that first Party shall provide the JAC with information supporting its belief. Upon delivery of such information, and discussion with the second Party at the JAC, the first Party shall have the right to refrain from implementing such decision in its performance of this Agreement, provided that if the second Party in good faith disagrees with the basis of such determination, the Parties shall resolve the disagreement in accordance with Section 3.2.2. Notwithstanding the foregoing, nothing in this Section 3.2 shall be deemed to require either Party to take any action that it believes is unlawful.

3.2.4 Limited Authority. The decisions of the JAC, whether under this Section 3.2 or under any other section of this Agreement, shall not have the power to amend or contradict the terms of this Agreement or the agreed Statements of Work, nor substitute for either Party’s ability to exercise any right, nor excuse the performance of any obligation, set forth in this Agreement.

3.2.5 Conduct of the Project. Subject to the terms and conditions of this Agreement, each Party shall use Commercially Reasonable Efforts to perform the activities assigned to it under a Statement of Work in accordance with the specifications, timelines and budgets set forth therein, under the supervision of the JAC. Each Party shall keep the JAC informed as to its progress under a Statement of Work.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3 Specific Development Matters.

3.3.1 Subject to Section 3.1.1, ProQR shall, at its own expense, exclusively own and be solely responsible for conducting all development activities (including Regulatory Activities) in the Territory for the Drug Product and the Combination Product (but only the drug formulation component thereof and not as to the Device component, which will require consultation input and control by PARI), including formulation optimization, manufacturing, and pre-clinical studies.

3.3.2 Subject to Section 3.1.1, and without limiting the generality of Section 3.4.1(b) (Improvements) below, ProQR shall, at its own expense, own and be solely responsible in the Territory for obtaining and maintaining all Regulatory Approvals and interactions, and all IND, NDA, and other similar foreign regulatory filings, related to the Drug Product, and in the case of a Combination Product, to the extent governed by the applicable drug Regulatory Authority (CDER in the United States), related to both the Drug Product and the Device, and such Regulatory Approvals and filings shall be submitted and obtained solely in the name of, and exclusively owned by, ProQR.

3.3.3 Subject to Section 3.1.1, and without limiting the generality of Section 3.4.1(b) below, ProQR shall exclusively own all clinical and non-clinical data generated and collected relating to the development and commercialization of the Drug Product or a Combination Product (but only the drug formulation component thereof) during the Term of this Agreement. Notwithstanding anything in this Agreement to the contrary, other than for Regulatory Activities PARI shall not have the right to reference any data generated or collected by or for ProQR related to the Drug Product.

3.4 Improvements.

3.4.1 The Parties acknowledge that ProQR and PARI have collaborated and intend to continue to collaborate in the development of the Drug Product (including any manufacturing processes) for use with the Device, and that such collaboration may generate Improvements whether or not patentable in accordance with Section 3.1.2(a). In order to permit and encourage a successful collaboration and protect the key business interests of both Parties, the Parties agree that:

(a) PARI shall exclusively own all rights and interest in and to the eFlow Technology Nebulizer, the Device, any Accessory and all Improvements relating to the eFlow Technology Nebulizer, the Device and/or any Accessory developed by ProQR, its Affiliates or Permitted Sublicensees or by PARI or its Affiliates, in each case, made pursuant to activities conducted under this Agreement or any Statement of Work (the “PARI Technology”).

(b) Other than the Improvements made part of the PARI Technology, ProQR shall exclusively own all Improvements developed or created by ProQR or its Affiliates or by PARI or its Affiliates pursuant to activities conducted under this Agreement or any Statement of Work, including, without limitation, that relate to the Drug Product or the ProQR Data (the “ProQR Technology”). ProQR Technology shall include:

(i) all Improvements specifically related to the Drug Product;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) all Improvements and other intellectual property related to, or derived from, the ProQR Data referred to in clause (c)(i) below, excluding any Improvements set forth in clause (a) above.

(c) ProQR shall exclusively own:

(i) all clinical and non-clinical data generated in connection with the Drug Product, including but not limited to any in-vitro and/or in-vivo studies conducted using the Drug Product or Combination Product (but only the drug formulation component thereof) during the Term;

(ii) any and all INDs, NDAs, and other similar Regulatory Approvals filed or awarded in any jurisdiction in the Territory and related to the Drug Product or Combination Product (but only the drug formulation component thereof); and

(iii) any Confidential Information of ProQR (in accordance with Section 6). The data, Regulatory Approvals and Confidential Information described in clauses (i), (ii) and (iii) are referred to herein as the “ProQR Data.”

3.4.2 PARI shall, and shall cause its Affiliates and third party contractors to, promptly disclose to ProQR any ProQR Technology generated by PARI, its Affiliates and/or third party contractors in connection with its performance of this Agreement, including under any Statement of Work, and all such ProQR Technology shall be deemed to the fullest extent possible to be works made for hire exclusively for ProQR, with ProQR having sole ownership of such ProQR Technology and the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as ProQR may deem appropriate to the subject matter, and any extensions or renewals thereof (though ProQR is under no obligation to file any patent application, secure or maintain any patent or register any copyright). To the extent PARI nonetheless maintains any rights in and to any ProQR Technology, PARI hereby assigns, cedes and grants to ProQR all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such ProQR Technology. To the extent PARI’s Affiliates or third party contractors nonetheless maintain any rights in and to any ProQR Technology, PARI shall use best efforts to cause such Affiliates or third party contractors to assign, cede and grant to ProQR all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such ProQR Technology. PARI agrees to give ProQR or any person designated by ProQR at ProQR’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings. For the avoidance of doubt, PARI and ProQR acknowledge and agree that each Party shall have the right to protect, whether by way of a patent filing or other intellectual property filing, any other work conducted by such Party and kept separate from the work performed under or in connection with this Agreement.

3.4.3 ProQR shall, and shall cause its Affiliates and its Permitted Sublicensees to, promptly disclose to PARI any PARI Technology generated by ProQR, its Affiliates and/or Permitted Sublicensees if any, in connection with its performance of this Agreement, including under any Statement of Works; and all such PARI Technology shall be owned exclusively by PARI, and PARI shall have the sole right to obtain and to hold in its own name patents, copyrights, or such other protection therefore as PARI may deem appropriate, and any extensions or renewals thereof (though PARI is under no obligation to file any patent application, secure or maintain any patent or register any copyright). To the extent

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ProQR or its Affiliates nonetheless maintain any rights in and to any PARI Technology, ProQR and its Affiliates hereby assign, cede and grant to PARI all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such PARI Technology. To the extent ProQR’s Permitted Sublicensees nonetheless maintain any rights in and to any PARI Technology, ProQR shall cause such Permitted Sublicensee to assign, cede and grant to PARI all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such PARI Technology. ProQR agrees to give PARI or any person designated by PARI at PARI’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings.

3.4.4 In order to achieve the assignments of ProQR Technology to ProQR as set forth in Section 3.4.2 or PARI Technology to PARI as set forth in Section 3.4.3, each Party shall assume all rights, and shall cause its Affiliates, Permitted Sublicensees and third party contractors to assume all rights, to employee inventions in accordance with the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any other applicable Laws relating to employee inventions, and shall ensure that only those of its (and its Affiliates’, Permitted Sublicensees’ and third party contractors’) employees and other personnel will be involved in development activities under this Agreement who are bound by a contractual obligation to promptly notify such Party or its relevant Affiliate, Permitted Sublicensee or third party contractor, as applicable, of any item of ProQR Technology or PARI Technology, respectively, conceived, developed or acquired, whether or not patentable, and to assign all of its rights in such ProQR Technology or PARI Technology to such Party or its relevant Affiliate, Permitted Sublicensee or third party contractor. Each Party shall be solely responsible for paying to its (and its Affiliates’, Permitted Sublicensees’ and third party contractors’) respective employees any remuneration due under the German Act on Employee Inventions or pursuant to any other applicable Laws on employee inventions in connection with the performance of development activities under this Agreement; provided that if a Patent arising from an employee invention made by employees of one Party (or its Affiliates, Permitted Sublicensees or third party contractors) is (i) assigned to the other Party under Section 3.4.2 or 3.4.3 or (ii) included in the License granted under Section 2.1, the other Party shall reimburse such Party for any such remuneration payable under the applicable law and actually paid to the relevant employees.

3.5 Specific Commercial Matters. Subject to the provisions of Section 3.1, ProQR shall, at its own expense, be solely responsible for conducting all commercialization activities for the Territory relating to the Products, including any activities relating to the Sublicense of the Products, as well as the Exploitation of the Products.

3.6 License Back. ProQR hereby grants to PARI and its Affiliates a perpetual, worldwide, non-exclusive, transferable, sublicensable, and royalty-free license under any patent applications and patents issuing from such applications filed by ProQR, its Affiliates and/or Permitted Sublicensees for ProQR Technology, as follows:

(a) during the Term of this Agreement, the foregoing license is granted (x) solely for use with the Device, the eFlow Technology Nebulizer or any other PARI Nebulizer or any Accessory thereto, and (y) with respect to Drug Product, to support PARI’s obligations under this Agreement;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) during the Term of this Agreement and after expiration or termination of this Agreement, the foregoing license is granted for products other than Drug Product for use with the Device, the eFlow Technology Nebulizer or any other PARI Nebulizer or any Accessory.

3.7 Diligence Obligations.

3.7.1 Commercially Reasonable Efforts. ProQR shall, and shall cause its Permitted Sublicensees to, use Commercially Reasonable Efforts, at a minimum in the United States and one other of the Major Countries, (i) to pursue the development of a Drug Product, (ii) to obtain Regulatory Approval for a Drug Product or Combination Product, and (iii) to commercialize a Drug Product or Combination Product, in all cases for exclusive use with the Device. ProQR’s achievement, by itself or through its Affiliates or Permitted Sublicensees, of the following diligence milestones with respect to the Drug Product or Combination Product shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under (i) and (ii) above in the respective regions:

(a) Complete a Phase 1 Clinical Trial by [***],

(b) Complete a Proof of Concept Clinical Trial by [***];

(c) Initiate a Clinical Phase 3 Trial by [***];

(d) Filing an NDA with the FDA by [***];

(e) Filing a MAA with the European Medicines Agency by [***]; and

(f) First Commercial Sale of the Drug Product or Combination Product by [***].

The timelines set forth in this Sections 3.7.1 shall be extended by mutual agreement of the Parties in writing if any delay in meeting a diligence milestone is caused by a Regulatory Authority and is beyond the control of ProQR. All Sublicense agreements shall contain diligence obligations consistent with the terms and conditions of this Agreement applicable to the countries and/or territories covered by such Sublicense, including diligence milestone obligations appropriate for such country or territory, and, with respect to any Sublicense of ProQR’s rights in the United States and Europe, such Sublicense agreement shall contain diligence milestones set forth in this Section 3.7.1.

For the avoidance of doubt and notwithstanding the diligence obligations stated herein, ProQR shall at any time be permitted to develop and commercialize the Drug Product for use with a device other than the Device. If ProQR decides to develop or commercialize the Drug Product for use with a device other than the Device, ProQR shall give PARI written notice thereof within ten (10) business days of such decision to use such other device and the provisions of Sections 4.9, 10.3.1, 10.4(a) and 10.5.6 shall apply.

3.7.2 Reports. ProQR shall provide PARI at least quarterly with status reports and general oversights of the progress of its development of the Drug Product, including interactions with Regulatory Authorities and intentions for the development and commercialization of the Drug Product in the upcoming quarter and year.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.7.3 Permitted Sublicensees, Successors and Assigns. For clarity, it is understood that the obligation to use Commercially Reasonable Efforts as set forth in this Section 3.7 shall apply to any Permitted Sublicensees of ProQR, and ProQR shall obtain status reports and general oversights and intentions from such Permitted Sublicensees with respect thereto and ProQR shall share such status reports and intentions with PARI at least quarterly in the same manner as for status reports and intentions of its own development. This Section 3.7 shall also apply to any permitted successors or assigns of ProQR under this Agreement.

3.7.4 Notice and Cure. In the event PARI, acting in good faith, makes a reasonable case that ProQR or a Permitted Sublicensee, as applicable, has failed to use such Commercially Reasonable Efforts, PARI shall notify ProQR. ProQR shall have a period of ninety (90) days thereafter to resume, or cause the Permitted Sublicensee to resume, using such Commercially Reasonable Efforts.

4.	PAYMENTS

4.1 Up-Front Payment. ProQR shall pay to PARI a non-refundable up-front payment of [***] within thirty (30) days after the Effective Date.

4.2 Royalties. In consideration of the License granted under this Agreement and subject to the terms and conditions of this Agreement, until the expiration of the Royalty Term, ProQR (or its Permitted Sublicensees pursuant to Section 10.5.6, if applicable) shall pay to PARI a royalty (“Royalty”) on Net Sales of the Drug Product sold for use with the Device, subject to reduction as set forth in Section 4.4, as set forth below:

Net Sales	Royalty Rate
Annual Net Sales of less than or equal to Euro [***]	[***]
Annual Net Sales in excess of Euro [***] and up to Euro [***]	[***]
Annual Net Sales in excess of Euro [***]	[***]

For clarification purposes, Royalties are payable on an incremental basis, i.e., if the annual Net Sales amount to [***], [***] are payable on [***] and [***] are payable on [***].

4.3 Annual Minimum Royalties. During the Royalty Term, ProQR shall pay to PARI annual minimum royalties in Euros (the “Annual Minimum Royalties”) in accordance with the below:

Year of Sales	Annual Minimum Royalty
1st	[***]
2nd	[***]
3rd	[***]
4th	[***]
5th and thereafter	[***]

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4 Permitted Reductions in Royalty.

(a) If ProQR is required to pay third party royalties for sales of the Drug Product based on intellectual property licenses ProQR has to enter into with such third parties after the Effective Date, but only for as long as ProQR or its Affiliates or Permitted Sublicensees, as applicable, exclusively use the Device with the Drug Product, the following applies. If the total amount of royalties, thus the Royalty under this Agreement and such third party royalties, exceed [***] of the Net Sales of the Drug Product, ProQR will cover [***] of the royalties in excess of [***] and the other [***] will be shared, by lowering the applicable royalties, including the Royalty, on a pro rata basis, based on their respective percentages, among all licensors, including PARI. However, such deduction shall never lead to a Royalty which is lower than [***] of the amount that it would have been without the deduction, including any deductions pursuant to paragraph (b) below. The applicable third party royalties shall be those that accrue in the same reporting period of the royalty reports with respect to the same Net Sales as the Royalty and shall be calculated as provided in the relevant third party license agreement(s).

By means of example, if ProQR has to pay third party royalties for sales of the Drug Product to three other licensors in addition to PARI in the amount of [***] each, for total royalties to all four licensors (including PARI) of [***] in the aggregate, then the Royalty shall be as follows: [***] less [***] = [***], of which [***] will be absorbed by ProQR and the other [***] will be shared by all four licensors on a pro rata basis, i.e. [***] each, resulting in the Royalty being [***] - [***] = [***].

ProQR represents and warrants that, as of the Effective Date, the third party royalties plus the Royalty ProQR, its Affiliates and sublicensees, will contractually or otherwise be required to pay related to sales of the Drug Product, amount to less than 5% in the aggregate. In addition, ProQR has no knowledge of any requirement or desire, and has no current intent, to pay any additional third party royalties related to sales of the Drug Product.

(b) If ProQR is required to and actually incurs any expenses or makes any payments pursuant to the second to last sentence of Section 7.3.6, then the Royalty shall be reduced, up to [***] but subject to the provisions of paragraph (c) below, in order for ProQR to recover its paid expenses and upon its recovery thereof, any such Royalty reduction shall immediately cease to be in effect.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall the reductions in the Royalty pursuant to paragraphs (a) and (b) above, in the aggregate, be more than [***] of the original Royalty set forth in Section 4.2.

4.5 Payment and Reports. Within forty-five (45) days after the end of each calendar quarter in which Net Sales have occurred, ProQR shall submit to PARI a written report setting forth for such preceding calendar quarter the Net Sales received and the calculation of the Royalty payable to PARI pursuant to Section 4.2. Such report shall be accompanied by the total Royalty due, if any, to PARI pursuant to Section 4.2 and be broken down by country or territory and by Drug Product, including allowed deductions. If the Royalty paid for any Year of Sales set forth in the table in Section 4.3 is less than the applicable Annual Minimum Royalty, for such Year of Sales, then forty-five (45) days after the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

end of such Year of Sales, ProQR shall pay to PARI the difference between the applicable Annual Minimum Royalty and the actual Royalties previously paid for such Year of Sales. All payments shall be made in Euros. Sales made in currencies other than Euros shall be converted to Euros on the basis of the average exchange rate for the calendar quarter in which such sales were made. Such calendar average exchange rate shall be calculated by averaging monthly exchange rates published by The Financial Times.

4.6 Record Keeping. ProQR shall keep, and shall cause its Affiliates and Permitted Sublicensees to keep, complete and accurate books of accounts of record in connection with the use, sublicensing and sale of Products to permit verification of payments made hereunder. Such records shall be maintained for a period of at least five (5) years from the date on which they were generated.

4.7 Audit Rights. PARI shall have the right to have an independent third party nationally-recognized accounting firm reasonably acceptable to ProQR access the books and records of ProQR, its Affiliates and Permitted Sublicensees solely to the extent necessary to verify the accuracy of the reports and payments made hereunder. Such access shall be conducted upon reasonable written notice to ProQR, its Affiliates and Permitted Sublicensees and during such parties’ normal business hours. Such access shall not be more frequent than once per calendar year and may occur only with respect to the immediately preceding thirty-six (36) months. The auditing Party shall be required to sign a confidentiality agreement for the benefit of ProQR. If any audit discloses that the payments by ProQR to PARI are incorrect in ProQR’s favor, then ProQR shall pay any amount due to PARI within ten (10) days after receipt of the necessary documentation of the amount owed. If any audit discloses that the payments by ProQR to PARI are incorrect in PARI’s favor, then ProQR shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to PARI until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly payment of Royalties due hereunder, PARI shall promptly refund an amount equal to any such remaining overpayment. If PARI’s audit demonstrates an underpayment of more than five percent (5%) for the payment due to PARI during the audited period, ProQR shall be liable for PARI’s reasonable cost of the audit that discovered such underpayment. Otherwise, PARI shall bear the costs of such audits. ProQR shall have the right to dispute any such audit results in accordance with Section 12.

4.8 Withholding Taxes. Where required to do so by applicable Law or order of a governmental body, ProQR shall withhold taxes required to be paid to a taxing authority in connection with any payments to PARI hereunder, and, upon request of PARI, ProQR shall furnish PARI with satisfactory evidence of such withholding and payment. ProQR shall, and shall cause its Affiliates and its Permitted Sublicensees to, cooperate with PARI before or after the payment of such tax in obtaining exemption from withholding taxes where available under applicable Law and/or receiving a full refund of such withholding tax or claim a foreign tax credit.

4.9 Late Payments. Any Royalties, Annual Minimum Royalties or other payments due PARI under this Agreement or any portion thereof which are not paid when due, shall bear interest equal to the base interest rate as reported by the German Federal Bank (Bundesbank; www.bundesbank.de), on the date such payment is due, plus an additional eight percent (8%) per year, calculated on the number of days such payment is delinquent. This Section 4.9 shall not limit other remedies available to PARI under this Agreement.

4.10 Alternative Device. In the event ProQR, following its receipt of a first marketing approval for the sale of the Drug Product in a Major Country, decides to no longer exclusively use the Device but instead uses an alternative device, either alone or in addition to the Device, then, in ProQR’s discretion, ProQR shall either (x) continue to pay Royalties and Annual Minimum Royalties, or (y) terminate this Agreement and the License pursuant to Section 10.4(a) and pay to PARI within three (3) business days the amount of [***] (the “Compensatory Payment Amount”); provided, however, that if the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

payment of the Compensatory Payment Amount is due after the fifth Year of Sales, then the Compensatory Payment Amount shall be [***] for each Year of Sales thereafter so that the Compensatory Payment Amount shall be [***] if payment is due after the ninth (9th) Year of Sales.

5.	PATENT RIGHTS

5.1 Patent Prosecution and Maintenance. PARI shall have the exclusive right and obligation to control prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the Device, any Accessory and the Licensed Intellectual Property, and ProQR will assist PARI, at PARI’s request and expense, in any such activities and ProQR shall have the exclusive right and obligation to control prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the ProQR Technology and the Drug Product and Combination Product (but only the drug formulation component thereof), and PARI will assist ProQR, at ProQR’s request and expense, in any such activities.

5.2 Enforcement.

5.2.1 If either Party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the other Party’s intellectual property rights, including Know-How, contemplated herein by a third party that could reasonably be expected to adversely affect the Drug Product or Combination Product (“Product-Specific Infringement”), it shall promptly notify the other Party in writing and provide any information available to that Party relating to such alleged Product-Specific Infringement.

5.2.2 PARI shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to an asserted Product-Specific Infringement pertaining primarily to the Device, the eFlow Technology Nebulizer, any Accessory and any PARI intellectual property, including Know- How, and any Improvements to any of the forgoing. ProQR shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to an asserted Product-Specific Infringement pertaining primarily to the Drug Product, Combination Product (but only the drug formulation component thereof) and any ProQR intellectual property, including Know-How. The Party controlling the enforcement action shall keep the other Party reasonably informed of the progress thereof.

5.2.3 If the Exploitation of the Products results in a claim alleging patent infringement against either Party (or its Affiliates or Permitted Sublicensees), such Party shall promptly notify the other Party hereto in writing. ProQR shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to the Drug Product, Combination Product (but only the drug formulation component thereof) and ProQR intellectual property, including Know-How, and PARI shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to the Device and any PARI intellectual property, including Know-How, including any Improvements to the foregoing. Each Party (i) may use counsel of its own choice as applicable, and (ii) keep the other Party informed of all material developments in connection with any such claim.

5.2.4 Licensed Intellectual Property not Owned by PARI. To the extent that any Licensed Intellectual Property is licensed by PARI from a third party, PARI shall comply with the above provisions to the fullest extent permissible under such licenses.

5.3 Settlements Affecting PARI’s Rights. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that ProQR shall not have the right to

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

enter into any license, settlement or other disposition of a Product-Specific Infringement that affects PARI’s rights in the Licensed Intellectual Property and/or any payments due to PARI pursuant to this Agreement.

6.	CONFIDENTIAL INFORMATION

6.1 Non-use and Non-disclosure Obligations. Each of PARI and ProQR shall, and ProQR shall cause its Permitted Sublicensees to, use any Confidential Information received by it from the other Party solely in connection with exercise of their respective rights and/or performance of their respective obligations under this Agreement and the Supply Agreement, and shall not disclose such Confidential Information to any third party, without the prior written consent of the other Party. These obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to information that:

6.1.1 is known by the receiving Party at the time of receipt and not through a prior disclosure by the disclosing Party;

6.1.2 is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving Party;

6.1.3 is subsequently disclosed to the receiving Party without restriction by a third party having the right to make such a disclosure; or

6.1.4 is developed by the receiving Party independently of information received by it from the disclosing Party hereunder.

6.2 Required Disclosure. In order to provide the disclosing Party an opportunity to seek a protective order or the like with respect to certain Confidential Information of the disclosing Party, the receiving Party may disclose Confidential Information to the extent that it is required by Law or order of any governmental authority or agency, including the Securities and Exchange Commission, to be disclosed by a Party; provided that the receiving Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing, if reasonably practical, to give the other Party a meaningful opportunity to comment thereon, and shall use reasonable efforts to incorporate in such confidential treatment request any reasonable comments of the other Party.

6.3 Permitted Disclosure. Notwithstanding Section 6.1, Confidential Information provided under this Agreement by a disclosing Party may be disclosed to employees, agents, board members, Affiliates or suppliers of the receiving Party, but only to the extent permitted or required to accomplish the purposes of this Agreement; provided that such employees, agents, board members, Affiliates or suppliers shall also agree to confidentiality and non-use provisions at least as strict as those contained in this Agreement. The receiving Party shall be responsible for any breaches of this Agreement by its employees, agents, board members, Affiliates or suppliers. In addition, a Party may disclose Confidential Information provided under this Agreement by the other Party to any governmental authority in order to prosecute or maintain, in case of PARI, any Licensed Intellectual Property and, in case of ProQR, intellectual property rights, including Know-How with respect to the Drug Product, Combination Product (but only the drug formulation component thereof), ProQR Technology or ProQR Data, or any Regulatory Authority to obtain approval to market a Product, but such disclosure may be made only (i) after the other Party has been provided written notice of such intended disclosure at least five (5) business days in advance of such disclosure, unless otherwise prevented from providing such notice pursuant to Applicable Law, and (ii) to the extent necessary to pursue such prosecution or maintenance or to obtain such approval, in all cases to the extent permitted or required to accomplish the purposes of this Agreement.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4 Return. Upon the termination of this Agreement, all Confidential Information of the disclosing Party in the receiving Party’s possession will be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), and the receiving Party will make no further use thereof. Notwithstanding the foregoing, the receiving Party may retain one copy of the Confidential Information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Section 6 or with the requirements of Regulatory Authorities.

6.5 Publicity. Except as required by Law or court order, all publicity, press releases and other announcements or disclosures relating to the existence and terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties; provided that such publicity, press releases and other announcements shall not disclose any Confidential Information of the other Party hereunder and shall give appropriate attribution to the Product(s) and the other Party’s role(s) in the project contemplated herein. Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure. PARI’s contribution to the Product shall be acknowledged in all press releases and any presentations and publications of ProQR, its Affiliates and Permitted Sublicensees. Either Party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable Law, in which case the Party seeking to disclose such terms and conditions shall give the other Party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under applicable Law.

6.6 Permitted Sublicensees. The provisions of this Section 6 shall apply to all Permitted Sublicensees and ProQR shall cause the Permitted Sublicensees to comply with the provisions of this Section 6 and incorporate the provisions of this Section 6 in each Sublicense. ProQR shall be responsible for any breach of this Section 6 by any of its Permitted Sublicensees.

6.7 Deemed Confidential Information. For purposes of this Agreement, all Improvements relating to the eFlow Technology Nebulizer, the Device or any Accessory developed by ProQR, its Affiliates or Permitted Sublicensees pursuant to activities conducted under this Agreement or any Statement of Work shall be deemed to be and shall be treated as the Confidential Information of PARI, as the disclosing Party, and the provisions of this Section 6 shall apply thereto. For purposes of this Agreement, all Improvements relating to the Drug Product developed by PARI or its Affiliates shall be deemed to be and shall be treated as the Confidential Information of ProQR, as the disclosing Party, and the provisions of this Section 6 shall apply thereto.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Corporate Existence and Power. As of the Effective Date, each Party hereto represents and warrants to the other Party that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated or organized; and (b) it has full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

7.2 Authority. As of the Effective Date, each Party hereto represents and warrants to the other Party that (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained; and (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law or any provisions of such Party’s charter documents in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation, agreement, license, or any written instrument with any third party or court or administrative order by which such Party is bound.

7.3 Intellectual Property.

7.3.1 PARI represents and warrants that, to its knowledge, Schedule B sets forth a true, correct and complete list of all PARI Patents comprising the Licensed Intellectual Property that are necessary or useful to Exploit the Device in the Territory.

7.3.2 As of the Effective Date, PARI represents and warrants that the Licensed Intellectual Property is free and clear of all Encumbrances.

7.3.3 As of the Effective Date, PARI represents and warrants that all registrations with and applications to governmental or regulatory bodies in respect of the Licensed Intellectual Property in the Territory required to be made by PARI, or made at its direction and under its control, are in full force and effect and PARI has taken all commercially reasonable actions required to maintain their validity and effectiveness.

7.3.4 PARI has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Licensed Intellectual Property.

7.3.5 To the knowledge of PARI, as of the Effective Date, in the Field in the Territory, no third party device infringes upon, or misappropriates the Licensed Intellectual Property rights.

7.3.6 PARI represents that it has not received any currently outstanding or unresolved written notice from third parties that its Device or any other aspect of the Licensed Intellectual Property (i) infringes any third party Patents; (ii) misappropriates any Know-How belonging to a third party, or (iii) makes unauthorized use of any confidential information belonging to a third party. In the event of an actual or threatened infringement action relating to the Device or the Licensed Intellectual Property incorporated in the Device, which causes, or could reasonably be expected to cause, ProQR’s use of the Device in accordance with the terms of this Agreement to be disrupted, where and to the extent possible, PARI shall, at its option and on a country-by-country basis, (x) provide ProQR with access to components or entire Nebulizers which are functionally equivalent to the Device whilst still meeting the specifications agreed to by the Parties, without additional charge to ProQR; or (y) modify the infringing portions of the Device so that such portions are non-infringing whilst still meeting the specifications agreed to by the Parties, or (z) obtain a license of intellectual property due to the actual infringement or misappropriation by the Device at PARI’s cost and expense. For the avoidance of doubt, any measure taken by PARI on ProQR’s behalf in accordance with subsection (x) – (z) above shall not add to the license cost or the total royalty burden incurred by ProQR. In case PARI fails to take action in accordance to this section resulting in ProQR being prohibited to sell the Device or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Combination Product (i.e., as a result of a court imposed injunction), then ProQR shall be permitted to take such actions it reasonably believes, acting in good faith, to avoid such an injunction, provided, however, that ProQR shall not enter into any license agreement or any other settlement agreement with the third party alleging infringement without PARI’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. If ProQR takes any of these measures it shall be fully reimbursed by PARI, including for any additional license costs or royalty burden going forward as set forth in Sections 4.4(b) and (c) above.

8.	SUPPLY

8.1 Supply Agreement. PARI shall control and be responsible for all manufacturing pertaining to the Device and Accessories. The Parties shall enter into a definitive commercial supply agreement (the “Supply Agreement”) providing for the supply of Devices, Handsets, and Accessories from PARI or its contract manufacturer to, at ProQR’s election, ProQR, its Affiliates, or its Permitted Sublicensees, and shall use Commercially Reasonable Efforts to execute such Supply Agreement as soon as reasonably practicable and in any event prior to the initiation of the earliest Phase 3 Clinical Trial for the Drug Product unless otherwise mutually agreed to by the Parties. The Parties shall negotiate with one another in good faith with respect to the Supply Agreement. The Supply Agreement shall remain in full force and effect through the Royalty Term and thereafter as long as ProQR and its Permitted Sublicensees in the aggregate will annually order a minimum number of [***] handsets per year on a global basis at a price of [***] per handset plus the rate of price increase in Germany between the Effective Date and the year in which such minimum amount is to be purchased (published by the Statistisches Bundesamt under www.destatis.de/EN/FactsFigures/Indicators/ShortTermIndicators/Prices/pre110.html). For the avoidance of doubt, the Supply Agreement shall only terminate if, after having been notified by PARI of ProQR’s failure to order the [***] minimum amount of handsets, ProQR fails to order such minimum amount within a period of 90 days following receipt of such notification. The Supply Agreement shall incorporate the terms set forth in Schedule E, the terms set forth below and other customary terms for a supply relationship of this nature, and shall include additional provisions sufficient to protect ProQR in the event of a shortfall of Devices, Accessories or any components thereof and contain provisions related to time of delivery of sufficient quantities of Devices and Accessories.

8.2 Clinical Development. PARI shall use Commercially Reasonable Efforts to manufacture and supply the Device, Handsets, and Accessories to ProQR, its Affiliates, or its Permitted Sublicensees for use during clinical trials of the Drug Product by, or on behalf of, ProQR for a price of (i) [***] per Handset, and (ii) [***] per Device, in each case excluding any shipping or storage costs. The foregoing prices are for Devices without any monitoring capability. PARI shall use Commercially Reasonable Efforts to provide one hundred percent (100%) of ProQR’s, its Affiliates’, or its Permitted Sublicensees’ requirements for such clinical trials.

8.3 Commercial.

8.3.1 Manufacture and Supply of the Device. The Parties agree that PARI shall manufacture and supply to ProQR (or its designee) the Device for commercial use with the Drug Product at the price (“Device Price”) of [***] per eBase Starter Kit (including eBase controller, nebulizer connection cable, batteries, mains adapter, Easycare membrane cleaning aid (but excluding Handset)). The Device Price is ex works Incoterms 2010 (“EXW”) PARI’s manufacturing or distribution dock (i.e. does not include distribution costs).

8.3.2 Manufacture and Supply of Handsets. The Parties agree that PARI shall manufacture and supply to ProQR (or its designee) replacement Handsets intended for commercial use with the Drug Product (as an inclusion in the monthly Drug Product Package) at the price (“Handset Price”) of [***] per Handset.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4 Forecasts. ProQR shall submit rolling quarterly forecasts of its anticipated requirements of Devices and Handsets for the next 12 months.

8.5 Commercial Specifications. The Supply Agreement shall set forth any final product specifications for the Device as determined in accordance with this Agreement. The Supply Agreement may also set forth any additional Device specifications and other characteristics and materials for the Device (“Additional Specifications”), as mutually agreed to by the Parties. Any changes in such Additional Specifications that could have a material adverse effect on the development of the Product and manufacture of the Device, including the quality, reliability, robustness or user interface of the Device, or which would otherwise have an adverse effect on the Drug Product when used with the Device, shall require the prior written approval of ProQR as shall be described in more detail in the Supply Agreement.

8.6 Other Supply Terms. Other customary supply terms shall include quality, acceptance, invoicing and payment, inspection and optimization, repair, product recalls, adulteration, misbranding, product warranties, notice and cure periods, trademark license and usage guidelines, co-branding rights, representations and warranties (including with respect to the final design of the Device), indemnities (including product liability indemnity from PARI for the Device), remedies, force majeure, termination provisions and provisions with respect to an appropriate back-up plan to provide reasonable assurances of continuity of supply of the Devices, all as mutually agreed to by the Parties.

8.7 Adverse Event Reporting. This Section 8.7 shall only apply with respect to the conduct by, or on behalf of, ProQR of clinical trials with respect to the Products. Adverse event reporting with respect to the Products shall otherwise be conducted in accordance with the terms set forth in the Supply Agreement or in a safety data exchange agreement in which the Parties may enter into for the commercialization of the Products. Unexpected serious adverse events that are made known to either Party (or to a Permitted Sublicensee) and that are considered to be related to the Drug Product or the Device, shall be reported to the other Party on an expedited basis, and at least within two (2) business days of such Party (or a Permitted Sublicensee) becoming aware of the unexpected serious adverse event as a result of notification from an institutional review board (IRB), Regulatory Authority or participating investigators. An unexpected serious adverse experience is defined as any adverse drug experience, the specificity or severity of which is not consistent with the current Investigator Brochure for a clinical trial, or, if an Investigator Brochure is not required or available, the specificity or severity of which is not consistent with the risk information described in the general investigational plan or elsewhere in the current application, as amended. Unexpected, as used in this definition, refers to an adverse drug experience that has not been previously observed (e.g., included in the Investigator Brochure) rather than from the perspective of such experience not being anticipated from the pharmacological properties of the pharmaceutical product. In the case of a clinical trial, an unexpected serious adverse event would, for example, be as assessed by the investigator and or the sponsor or authorized person without breaking the blind and would qualify for expedited reporting. An unexpected serious adverse event shall be reported by ProQR to the appropriate institutional review board, Regulatory Authority, investigator and PARI.

8.8 Restrictions on Use. The following provisions in this Section 8.8 shall only apply from the Effective Date until the First Commercial Sale for the first Drug Product. From such First Commercial Sale and thereafter, the provisions set forth in the Supply Agreement shall govern the Parties accordingly.

(a) PARI represents and warrants that the manufacturing of the Device complies at all times with all applicable Laws and standards valid in the Territory.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding PARI’s obligations pursuant to the previous sentence, ProQR, its Affiliates and Permitted Sublicensees will use the Device in compliance with all applicable Laws and standards valid in the country where the Device is used. ProQR, its Affiliates and Permitted Sublicensees intend to conduct clinical trials utilizing the Device, including, for example, those relating to research involving the use of humans or animals and will not engage in any such clinical trials without first obtaining necessary approval from its relevant ethics committee(s) such as, but not limited to, the Institutional Review Board. The Device shall not be used by ProQR, its Affiliates and Permitted Sublicensees directly or indirectly for any purpose other than the clinical trials.

(b) ProQR, its Affiliates and Permitted Sublicensees shall retain control of the Device and shall not distribute or release the Device to any person or entity other than ProQR’s, its Affiliates’ and Permitted Sublicensees’ or the clinical trial site’s employees, consultants or contractors (“ProQR Representatives”) and individuals who will be participating in the clinical trials who have a need to access the Device in connection with use of the Device for the clinical trials and who have been advised of ProQR’s obligations with respect to such Device. ProQR shall not allow its Affiliates, its Permitted Sublicensees or ProQR Representatives to keep or disburse the Device to any other person or other location, unless ProQR first obtains PARI’s written permission. ProQR shall be liable for the use of the Device by its Affiliates, its Permitted Sublicensees or ProQR Representatives in violation of this Section 8.8(b).

(c) The Device is to be used in accordance with the terms and conditions of this Agreement only by ProQR, its Affiliates, its Permitted Sublicensees or ProQR Representatives or patients participating in the clinical trials under ProQR’s control, at the clinical trial sites listed in the applicable purchase order for such Devices accepted by PARI.

(d) ProQR, its Affiliates and Permitted Sublicensees shall conduct the clinical trials pursuant to a written protocol (the “Study Protocol”). ProQR shall provide a synopsis of the Study Protocol to PARI prior to the commencement of the applicable clinical trials. Following the completion of the clinical trial studies, ProQR shall retrieve the Devices at ProQR’s expense and the Devices shall be stored or destroyed and discarded by ProQR which destruction and disposal is confirmed to PARI by ProQR in writing.

(e) ProQR shall not, and shall cause its Affiliates and Permitted Sublicensees not to, subject to analysis or have subjected to analysis the Devices and/or components constituting Devices received from PARI for the purpose of reverse engineering or in a manner that would reveal material composition or internal design or operation of such sample and/or component or its method of manufacture. ProQR shall be responsible for any breaches of this Section 8.8 by any of its Affiliates and/or Permitted Sublicensees.

9.	INDEMNIFICATION

9.1 Indemnification by PARI. PARI shall indemnify, defend and hold harmless ProQR and its Affiliates and each of their respective employees, officers, directors and agents from and against any and all third party (including a Permitted Sublicensee) Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) resulting from or in connection with (i) the material breach by PARI of any representation, warranty or covenant contained in this Agreement; (ii) any product liability Claim by a third party directly arising from the design or function of the Device, except to the extent attributable to ProQR’s, its Affiliates’ or Permitted Sublicensees’ breach of this Agreement or the Supply Agreement; or (iii) Claim of infringement or misappropriation of the patent rights, trade secrets,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Know-How or other intellectual property rights of any third party by PARI or its Affiliates or the Device or uses and Exploitation thereof to the extent such Claim relates to the Device or the Licensed Intellectual Property in the Field; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 9.1, or (b) for which ProQR is obligated to indemnify PARI under Section 9.2(i) through (iv) (Indemnification by ProQR).

9.2 Indemnification by ProQR. ProQR shall indemnify, defend and hold harmless PARI and its Affiliates and each of their respective employees, officers, directors and agents from and against any and all third party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) resulting from or in connection with (i) the material breach by ProQR, its Affiliates and/or Permitted Sublicensees of any representation, warranty or covenant contained in this Agreement; (ii) Claim of infringement or misappropriation of the patent rights, trade secrets, Know-How or other intellectual property rights of any third party by ProQR or its Affiliates or the Drug Product or use thereof to the extent such Claim relates to the Drug Product; (iii) the Exploitation of the Device by ProQR, its Affiliates or Permitted Sublicensees; or (iv) any product liability Claim by a third party arising from the Drug Product; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 9.2, or (b) for which PARI is obligated to indemnify ProQR under Section 9.1(i) through (iii).

9.3 Indemnification Procedures. Subject to the provisions of Section 5.2.5, promptly after receipt by a Party seeking indemnification under this Section 9 (an “Indemnitee”) of notice of any pending or threatened claim against it (an “Action”), such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 9 (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. Any Action that is subject to indemnification under this Section 9 shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Section 9 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. No compromise or settlement of any Action may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

9.4 Insurance. Each of PARI and ProQR shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the medical device and pharmaceutical industries generally for Parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with extracts or copies, as permitted under each policy, of the foregoing policies of insurance, along with any amendments and revisions thereto.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement shall begin upon the Effective Date and shall continue in full force and effect on a country-by-country basis until the expiration of the Royalty Term, or unless earlier terminated as hereinafter provided in this Section 10 (the “Term”).

10.2 Termination of Agreement for Breach. Subject to the provisions of Section 10.3.1, either Party may terminate this Agreement and the License for breach by giving thirty (30) days’ written notice to the breaching Party (specifying in reasonable detail the basis for such termination) and such breaching Party has not cured such breach within such thirty (90)-day period.

10.3 Termination of Agreement by PARI. Notwithstanding anything to the contrary contained in this Agreement, PARI may terminate this Agreement and the License upon the occurrence of one or more of the following:

10.3.1 immediately upon written notice to ProQR in the event ProQR notifies PARI of its election to completely switch (meaning to discontinue all use of the Device) to an alternative device pursuant to Section 4.10;

10.3.2 immediately upon written notice to ProQR in the event that ProQR (or a Permitted Sublicensee) is in breach of its obligation to use Commercially Reasonable Efforts pursuant to Section 3.7.1 and such breach is not cured within ninety (90) days of ProQR’s receipt of written notice from PARI specifying in reasonable detail the nature of such breach (provided, however, that the time period set forth in Section 3.7.4 shall be deemed to be included in such ninety (90) day period and not in addition thereto);

10.3.3 immediately, upon written notice, if ProQR applies for an order or an order is made declaring ProQR bankrupt or granting ProQR suspension of payments, or a liquidator is appointed for ProQR; or

10.3.4 immediately, upon written notice, if ProQR is dissolved, liquidated or ceases to carry on all or a substantial part of its business or a decision is taken to that effect.

10.4 Termination of Agreement by ProQR. ProQR may terminate this Agreement upon the occurrence of one or more of the following:

(a) immediately, upon written notice to PARI, (i) if ProQR (or its Permitted Sublicensee) after obtaining first marketing approval for the sale of the Drug Product in a Major Country elects in accordance with Section 4.10(y) to terminate this Agreement and the License and to pay to PARI within three (3) business days of the notice, the Compensatory Payment Amount, or (ii) in case the Device is rejected by a Regulatory Authority for use with the Drug Product and all appeals against such rejection have been exhausted. For the avoidance of doubt, no compensation is due by ProQR in case of (ii).

(b) to the extent permitted by law, immediately, upon written notice to PARI, if PARI applies for an order or an order is made declaring PARI bankrupt or granting PARI suspension of payments, or a liquidator is appointed for PARI, or any similar event occurs with respect to PARI or any substantial part of its assets in the jurisdiction where PARI is established;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) to the extent permitted by law, immediately, upon written notice to PARI, if PARI is dissolved, liquidated or ceases to carry on its business or a decision is taken to that effect.

10.5 Effect of Termination.

10.5.1 Termination shall not relieve either Party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination.

10.5.2 In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either Party.

10.5.3 Upon any termination of this Agreement other than by ProQR under Section 10.2 (Termination of Agreement for Breach), all rights under the License shall automatically terminate and revert to PARI.

10.5.4 Upon termination by ProQR under Section 10.2 (Termination of Agreement for Breach), at ProQR’s option the License shall survive, subject to compliance by ProQR with all applicable provisions of this Agreement (including payment of Royalties, Annual Minimum Royalties and the Compensatory Payment Amount (if and when applicable)).

10.5.5 Subject to the foregoing, upon termination of this Agreement and assuming that a First Commercial Sale has occurred, ProQR shall have the right to sell off Devices and Accessories that are solely in ProQR’s, its Affiliates or Permitted Sublicensees’ possession for a period not to exceed (i) six (6) months if ProQR terminates this Agreement pursuant to Section 10.2 and (ii) three (3) months if either PARI terminates this Agreement pursuant to Sections 10.2, 10.3.1 or 10.3.2, or if ProQR terminates this Agreement pursuant to Section 10.4, in each case from the date of termination, subject to payment of any applicable Royalty obligations, Annual Minimum Royalties and the Compensatory Payment Amount (if and when applicable), and compliance with the provisions of Section 8.8 of this Agreement and the Supply Agreement.

10.5.6 Upon the termination of this Agreement for any reason, other than termination by (a) ProQR under Section 10.4 (Termination of Agreement by ProQR), (b) PARI pursuant to Section10.3.1 or (c) PARI pursuant to Sections 10.3.2, or 10.3.3, or 10.3.4 unless the applicable Permitted Sublicensee is pursuing Commercially Reasonable Efforts for the Drug Product for use with the Device in a specific territory pursuant to Section 3.7.1, any Sublicense granted by ProQR hereunder shall survive such termination and automatically convert to a direct license between PARI and the Permitted Sublicensee provided such Sublicense: (i) received the prior written approval from PARI, (ii) complies with all of the provisions of Section 2.3 and is consistent with all of, and not in conflict with, any of the terms of this Agreement, (iii) includes financial and payment terms, including Royalty, Annual Minimum Royalties and the Compensatory Payment Amount obligations in this Agreement, (iv) imposes no obligations on PARI more stringent or different from those set forth in this Agreement and (v) imposes on the Permitted Sublicensee the same obligations and restrictions as are imposed on ProQR under this Agreement. The Device and Handset supply terms shall be consistent with this Agreement. If (i) this Agreement is terminated by ProQR pursuant to Section 10.4 or by PARI pursuant to Sections 10.3.1, 10.3.2, 10.3.3 or 10.3.4 (as conditioned above) or (ii) a Sublicense agreement does not conform to the provisions of this Agreement, including, but not limited to Section 2.3 and this Section 10.5.6, then in the case of (i) above in this sentence all Sublicenses and in the case of (ii) above in this sentence the non-conforming

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sublicense only, shall immediately terminate. Any Sublicense shall not relieve ProQR of its obligations to PARI under this Agreement and ProQR shall remain fully responsible for performance of this Agreement notwithstanding any Sublicenses granted by ProQR, and shall cause any Permitted Sublicensee to comply with the applicable terms and conditions of this Agreement.

10.6 Survival. Except as expressly provided herein, Sections 1, 2.1.3, 3.4, 3.6, 4.6, 4.7, 4.8, 4.9, 4.10 and 12.3; and Sections 5, 6, 9, 10, 11, and 13 and any accrued rights as to payments due shall survive any expiration or early termination of this Agreement.

11.	LIMITATION OF LIABILITY

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE EITHER PARTY’S MANDATORY STATUTORY LIABILITY AND/OR LIABILITY FOR DEATH OR PERSONAL INJURY SUFFERED BY THE OTHER PARTY CAUSED BY NEGLIGENCE OR FOR FRAUD OR FRAUDULENT MISREPRESENTATION.

12.	DISPUTE RESOLUTION

12.1 Informal Resolution. Subject to Section 13.6, in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of ProQR and the President of PARI. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 12.1, then the Parties shall resolve all such Disputes in accordance with Section 12.2.

12.2 Arbitration. If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 12.1 above, then the Parties shall endeavor to settle the Dispute by submitting the matter to binding arbitration by the International Chamber of Commerce (“ICC”) in Brussels, Belgium. Such arbitration may be conducted under the commercial rules then in effect for the ICC except as provided herein. All such proceedings shall be held in English and a transcribed record prepared in English. Each Party shall choose one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the ICC shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, intellectual property or Confidential Information. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of intellectual property in the pharmaceutical and medical device sector. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.3 Governing Law. This Agreement shall be governed by the laws of Germany, notwithstanding any conflict of laws provisions.

13.	MISCELLANEOUS

13.1 Unenforceability. Both Parties hereby expressly state that it is the intention of neither Party to violate any Law. If any of the provisions of this Agreement are held to be void or unenforceable, the validity and force of the remainder of this Agreement shall not be affected thereby and such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

13.2 No Waiver. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

13.3 Drafting. This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

13.4 Assignment. This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement or its rights or obligations under this Agreement to any of its Affiliates, successors in interest or acquirers of all or substantially all of its assets relating to in case of PARI, any Licensed Intellectual Property or the Device and, in case of ProQR, intellectual property rights, including Know-How, with respect to the Drug Product, Combination Product, ProQR Technology or ProQR Data; provided that such Affiliate, successor in interest or acquirer (i) in case of ProQR is not a PARI Competitor, and (ii) in any case assumes all of such Party’s obligations under this Agreement. In addition, the provisions of Section 13.10 shall apply.

13.5 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties. Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.

13.6 Injunctive Relief. Each of the Parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party or Parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.7 Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by electronic mail (e-mail) (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or e-mail address set forth below, or such other mailing address, notice of which is given in a manner permitted by this Section 13.7.

For PARI:

PARI Pharma GmbH

Moosstrasse 3

D-82319 Starnberg, Germany

Attn: Dr. Martin Knoch, President

E-mail: [***]

With a copy to:

McGuireWoods LLP

901 E. Cary Street

One James Center

Richmond, Virginia 23219-4030

Attn: Patrick A. De Ridder, Esq.

E-mail: [***]

For ProQR:

ProQR Therapeutics N.V.

Darwinweg 24

2333 CR Leiden

The Netherlands

Attn: Daniel A. de Boer

E-mail: [***]

With a copy to:

ProQR Therapeutics N.V.

Darwinweg 24

2333 CR Leiden

The Netherlands

Attn: Reindert K. Beukema

E-mail: [***]

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.8 Entire Agreement. This Agreement and the Schedules to this Agreement, together with the Material Transfer Agreement dated as of December 3, 2013 between the Parties, as amended, contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties hereto. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

13.9 Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

13.10 Novartis. In the event ProQR desires for Novartis AG, or any entity related to Novartis AG that is covered by any of the two paragraphs set forth in Schedule C to this Agreement (collectively, a “Novartis Entity”), to become a Permitted Sublicensee pursuant to Section 2.3 or a permitted assignee pursuant to Section 13.4, then prior to any such business arrangement with any such Novartis Entity and continuing thereafter (x) PARI shall not be required to provide any access to or share with such third party or any other Novartis Entity any of PARI’s Confidential Information and/or Licensed Intellectual Property, and (y) ProQR shall ensure (and shall cause its Affiliates, Permitted Sublicensees and permitted assignees to ensure) that no PARI Confidential Information and/or Licensed Intellectual Property is shared with or is otherwise granted access to any Novartis Entity. A breach of this Section 13.10 shall be deemed a material breach of this Agreement.

13.11 Legal Counsel. Each party hereby represents and acknowledges that it has had the opportunity to seek independent tax and legal advice from attorneys of such party’s choice with respect to the advisability of executing this Agreement. The rule of construction that a written agreement is construed against the party preparing or drafting the agreement shall specifically not be applicable to the interpretation of this Agreement.

13.12 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email in portable document form (.pdf) shall constitute delivery of a manually executed counterpart of this Agreement.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

PARI PHARMA GMBH

By:	/s/ Martin Knoch
Name: Dr. Martin Knoch
Title: President

PROQR THERAPEUTICS N.V.

By:	/s/ Daniel A. de Boer
Name: Daniel A. de Boer
Title: CEO

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A

DEVICE SPECIFICATIONS

•	MMD ( measured with laser diffraction instrument using isotonic saline, Mie model, at 20 L/min, 50%±5% rH, 23±1°C): 2.9 to 3.8 µm

•	Total Output Rate (measured with isotonic saline): > 250 mg/min

•	Fill volume of the medication reservoir: 0.5ml to 4.0 ml (without a residual volume which remains in the medication reservoir)

•	Mixing chamber size L

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE B

PARI PATENTS AND PATENT APPLICATIONS

PARI PHARMA GMBH PATENTS AND PATENT APPLICATIONS

For each patent family is named the internal and external title, the priority date and its Equivalents, which shall include all US and foreign patents and patent applications that are equivalents, provisionals, divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions and term restorations of the listed patents or patent applications.

Device Patents and Patent Applications

Mixing Chamber: entitled “Inhalation nebulizer”, priority date: 5 November 1999.

Application number	Publication number	Filing date	Patent number	Issue date
DE 19953317	DE 19953317	5 Nov 1999	DE 19953317(**)	1 Feb 2001
PCT/US 00/29541	WO 01/34232	27 Oct 2000	n/a	n/a
EP 00973 900.4	EP 1227856	27 Oct 2000	EP 1227856 (*)	17 Jul 2008
AU 20010012348	WO 01/34232	27 Oct 2000	AU 781911	6 Oct 2005
CA 2,389,936	CA 2,389,936	27 Oct 2000	CA 2,389,936	10 Apr 2007
JP 2001-536227	JP 2006122692	27 Oct 2000	n/a	abandoned
JP 2005-343334	JP 2007-294049	27 Oct 2000	JP 4589862	17 Sep 2010
NZ 518782	NZ 518 782	27 Oct 2000	NZ 518 782(**)	9 Feb 2004
US 10/129,498	WO 01/34232	27 Oct 2000	US 6,962,151	8 Nov 2005
US 11/269,763	US 2006/0054166	27 Oct 2000	n/a	abandoned

(*)	In force in BE; CH/LI; DE; ES; FR; GB; IE; IT; NL; SE
(**)	Lapsed in DE and NZ

Negative Pressure Reservoir: entitled “Aerosol generator”, priority date: 23 January 2001.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10102846	DE 10102846	23 Jan 2001	n/a	abandoned
PCT/EP 02/00648	WO 02/064265	23 Jan 2002	n/a	n/a
EP 02719714.	EP 1353759	23 Jan 2002	EP 1353759 (*)	20 Dec 2007
JP 2002-564050	JP 2004-523294	23 Jan 2002	JP 4187528	19 Sep 2008
US 10/466,929	US 2004/089295	23 Jan 2002	US 6,983,747	10 Jan 2006

(*)	In force in BE; CH/LI; DE; FR; GB; IE; IT; NL

Microcontroller: entitled “Vorrichtung zur Erzeugung von Flüssigkeitströpchen mit einer in Schwingung versetzten Membran” (Translation: Apparatus for generation of fluid aerosol with a vibrating membrane), priority date: 7 May 2001.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10122065	DE 10122065	7 May 2001	DE 10122065	4 Oct 2007

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Membrane Signal Transmitter: entitled “Device for inhalation therapy”, priority date: 18 October 2001.

Application number	Publication number	Filing date	Patent number	Issue date
EP 01124294.8	EP 1304130	18 Oct 2001	EP 1304130(*)	23 Jun 2004
PCT/EP 02/11706	WO 03/035153	18 Oct 2002	n/a	n/a
US 10/810,098	US 2005/0056274	26 Mar 2004	US 7,252,085	7 Aug 2007

(*)	In force in DE, GB

Spring Spokes: entitled “Fluid droplet production apparatus and method”, priority date: 2 August 2002.

Application number	Publication number	Filing date	Patent number	Issue date
EP 02016972.8	EP 1386672	2 Aug 2002	EP 1386672(*)	11 Mar 2010
PCT/EP 03/08482	WO 2004/014569	31 Jul 2003	n/a	n/a
US 10/522,344	US 2006/0097068	31 Jul 2003	US 7,931,212	26 Apr 2011
US 13/042,908	US 2011155768	8 Mar 2011	US8,511,581	20 Aug 2013

(*)	In force in CH/LI, DE, FR, GB, IE, IT, NL

Fluid-Presence-Sensor: entitled “Inhalation Therapy Device”, priority date: October 30, 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10250625	DE 10250625	30 Oct 2002
PCT/EP 03/12076	WO 2004/039442	30 Oct 2003	n/a	n/a
EP 03 809 748	EP 1558315	30 Oct 2003	EP 1558315(*)	30 Dec 2009
US 10/533,430	US 2006/0102172	30 Oct 2003	US 7,458,372	2 Dec 2008

(*)	In force in BE, DE, FR, GB, IT, NL

Slip-lock Contact: entitled “Inhalation therapy device”, priority date: 7 November 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10251864.5	DE 10251864	7 Nov 2002	DE 10251864	24 Jun 2004
PCT/EP 2003/012401	WO 2004041335	6 Nov 2003	n/a	n/a

Inhalation Valve (2-Parts): entitled “Inhalation Therapy Device”, priority date: December 9, 2002.

Application number	Publication number	Filing date	Patent number	Issue date
DE 10257381	DE 10257381	9 Dec 2002	DE 10257381	13 Apr 2006
PCT/EP 03/13959	WO 04/052436	9 Dec 2003	n/a	n/a
EP 03 782 349	EP 1569710	9 Dec 2003	EP 1569710(*)	27 May 2009
US 10/538,515	US 2008/060640	9 Dec 2003

(*)	In force in DE, FR, GB, IT

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Membrane Welding: entitled „Membrane nebulizer und device for welding a membrane with a medium during production of a membrane nebulizer”, priority date: 2 June 2009.

Application number	Publication number	Filing date	Patent number	Issue date
DE 102009026636.4	DE 102009026636	2 Jun 2009	DE 102009026636	14 Apr 2011
PCT/EP2010/057718	WO 2010/139730	2 Jun 2010	n/a	n/a
US 13/375,818	US 20120167877	2 Jun 2010
EP 10724069.9	EP 2437896	2 Jun 2010

FluPS II (Fluid-Presence-Sensor): entitled “Aerosol Delivery Device and Method of Operating the Aerosol Delivery Device”; priority date: 16 December 2013.

Application number	Publication number	Filing date	Patent number	Issue date
EP 13197391.9	EP	16 Dec 2013
PCT/EP2014/ (*)	WO	Dec 2014	n/a.	n/a.

(*)	Further extensions planed

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Patents licensed from The Technology Partnership, plc (TTP):

Further (II) TTP Patent: entitled “Liquid Supply Apparatus”, priority date: 13 February 1996

Application number	Publication number	Filing date	Patent number	Issue date
GB 9602969	GB 9602969	13 Feb 1996	GB 9602969(*)	28 Jun 2000
PCT/GB 97/00372	WO 97/29851	10 Feb 1997	n/a	n/a
EP 97904519.2	EP 0879095	10 Feb 1997	EP 0879095(**)	28 Jun 2000
CA 2246334	WO 97/29851	10 Feb 1997	CA 2,246,334(*)	2 May 2006
DE 69702384	WO 97/29851	10 Feb 1997	DE 69702384	2 Aug 2000
PCT/GB 97/00372	WO 97/29851	10 Feb 1997	US 6,113,001	5 Sep 2000

(*)	Lapsed in GB and CA
(**)	In force in DE; GB; FR

Electro-Polishing Step (TTP): entitled “Forming a Perforate Membrane by Laser Drilling and a Subsequent Electro-Polishing Step”, priority date: 24 September 2001

Application number	Publication number	Filing date	Patent number	Issue date
EP 01308106	EP 1295647	24 Sep 2001	n/a	abandoned
PCT/GB 02/04093	WO 03/026832	6 Sep 2002	n/a	n/a
EP 02758577.7	EP 1429888	6 Sep 2002	EP 1429888(*)	15 Apr 2002
JP 2-303307	JP 2005503266	6 Sep 2002	JP 4176016	5 Nov 2008
10/489,327	US 2005/0006359	6 Sep 2002	US 7,316,067	8 Jan 2008

(*)	In force in DE; GB

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Cross licence from Bespak, plc including Aerogen/Novartis patents:

Forward Taper Patent: entitled “Liquid Dispensing Apparatus Having a Vibrating Perforate Member”, priority date: 12 December 1989 (GB 8928086) and 10 August 1990 (GB 9017563)

Application number	Publication number	Filing date	Patent number	Issue date
US 907,519	CIP from US 5,152,456	6 Jul 1992	US 5,261,601(*)	16 Nov 1993

Patent family lapsed in all countries

(*)	Cross licence from Bespak plc: Including any claims of patents owned by Aerogen/Novartis that read on subject matter disclosed in or supported by US Patent No. 5,261,601. Examples of claims of such Aerogen/Novartis-owned patents that are disclosed in US Patent No. 5,261,601 are claims 20 to 27 of US Patent No. 6,629,646 that is filed on 7 Dec 1993 (CIP from US Patent No. 5,164,740 filed on 24 Apr. 1991).

Patents licensed from Novartis (non-exclusive):

Vibrational Isolation Patent: entitled “Base isolated nebulizing device and methods”(1, 2, 3), priority date: 2 May 2001 (1, 2, 3)

Application number	Publication number	Filing date	Patent number	Issue date
CA 2,449,070	CA 2449070	1 May 2002	CA 2,449,070	26 Mar 2013
DE 20222021.4	DE 20222021	1 Apr 2011	DE 20222021(**)	2 Aug 2011
EP 2002725932.4	EP 1390150	1 May 2002	EP 1390150(*)	4 Jan 2012
EP 20110194362	EP 2436450	19 Dec 2011	n/a	abandoned
US 09/848,104 (1)	US 2003/0047620	2 May 2001	US 6,732,944	11 May 2004
US 10/821,444 (2)	US 2004/0188534	9 Apr 2004	US 6,978,941	27 Dec 2005
US 11/246,028 (3)	US 2006/0086819	6 Oct 2005	US 7,104,463	12 Sep 2006

(*)	Designated contracting states: AT, BE, CH, CY, DE, DK, ES, FI, FR, GB, GR, IE, IT, LI, LU, MC, NL, PT, SE, TR
(**)	Design patent or utility model publication

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE C

PARI COMPETITORS

[***]

In the event of a merger, consolidation, sale of all or substantially all of the assets or business or other change of control involving the above entities (the “Original Competitors”), such Original Competitor listed above shall be replaced with the successor thereof that is continuing to engage in the business of developing and/or commercializing nebulizers. However, if the merger or acquisition partner had separate lines of business, divisions or operations prior to such change of control, whether or not relating to nebulizers, the merger or acquisition partner shall be deemed a PARI Competitor only to the extent it is continuing the business of the Original Competitor, and not with respect to any such separate lines of business, divisions or operations.

In addition, PARI Competitors shall include any subsidiary that is formed by the Original Competitors, but shall not include any subsidiaries acquired by the Original Competitors if such subsidiaries had separate lines of business, divisions or operations prior to such acquisition, whether or not relating to nebulizers. However, PARI Competitors shall include such subsidiaries to the extent such subsidiaries continue the lines of business, divisions or operations of the Original Competitors relating to nebulizers.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE D

ACCESSOR(Y)IES

•	Nebulizer connection cord

•	AC power supply

•	Carrying case

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE E

TERM SHEET SUPPLY AGREEMENT

Products for Supply	Device and any related Accessories

100% Requirements	During the Royalty Term, PARI shall use commercially reasonable efforts to supply 100% of ProQR’s, its Affiliates’ and Permitted Sublicensees’ volume requirements for the Device and related Accessories and ProQR, its Affiliates and Permitted Sublicensees shall purchase 100% of their volume requirements for the Device and related Accessories from PARI.

Specifications	The Supply Agreement shall set forth final product specifications for the Device as determined in accordance with the License Agreement, including without limitation any additional manufacturing and process related specifications and other characteristics and materials for the Device (“Final Specs”), as mutually agreed to in writing by the Parties. In addition, any changes proposed to such Final Specs that: (i) affect the Regulatory Approval of the Device as used with the Drug Product; or (ii) have a material adverse effect on the development of the Device, or the manufacture thereof, including without limitation the quality, reliability, robustness or user interface of the Device, or which would otherwise have a material adverse effect on the Drug Product when used with the Device, shall require the prior written approval of both Parties, not to be unreasonably withheld, conditioned or delayed. If Regulatory Authorities require the Device to be included under the MAA, (i) ProQR will support PARI in accommodating such requirement; and (ii) the Parties will work in good faith to allow for PARI to implement any necessary changes to the Device accordingly, including any changes necessary as a result of the requirements of manufacturing scale-up, corrective and preventative actions (CAPAs), and market feedback during the commercial phase.

Supply Shortage	In the event of any supply interruption or inadequate quantities of the Device available to fulfill ProQR’s requirements, PARI shall provide to ProQR not less than ProQR’s pro rata portion of all available quantities of devices based on then-pending forecasts of all PARI customers.

Manufacture	PARI has to manufacture the Device in accordance with all applicable laws and regulations, including without limitation cGMP, and the Final Specs. PARI shall bear responsibility for product liability and quality assurance for the Device in accordance with a quality agreement to be entered into by the Parties prior to commercialization of the Drug Product with the Device.

Back Up Plan	The Parties shall agree upon an appropriate back up plan to provide reasonable assurance of continuity of supply of the Device. Such back up plan may include safety stock of finished Devices, components and material as well as a contingency plan for critical manufacturing processes and equipment.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Other Terms	Other customary supply terms shall include retail sales option(s), quality, acceptance, invoicing and payment, inspection and optimization, repair, supply of replacement parts, product recalls, adulteration, misbranding, product warranties, notice and cure periods, trademark license and usage guidelines, co-branding rights, representations and warranties (including with respect to the final design of the Device), indemnities, remedies, force majeure, termination provisions, all as mutually agreed to by the Parties.